OPTION AGREEMENT

FOR EAST CANYON CLAIMS

THIS AGREEMENT is dated January 7, 2010 (the "**Effective Date**")

BETWEEN:

<u>**ARNEVUT RESOURCES INC.**</u>, a company duly incorporated under the laws of the State of Colorado, having an office address at 2700 Youngfield Street, Suite 202, Lakewood, Colorado 80215, United States of America

(the "**Optionor**")

AND:

<u>**STRATEGIC MINING CORPORATION.**</u>, a company duly incorporated under the laws of Wyoming, having an office address at Suite 702, 157 Adelaide Street West, Ontario M5H 3B8, Canada

(the "**Optionee**")

WHEREAS:

A. The Optionor is the owner of one mineral claim, located in eastern Elko County, Nevada, and nine claims adjacent to the above mentioned claim across the border in Boxelder County, Utah, known as the East Canyon gold project (the "**Property**"), as more particularly described in Schedule "A" hereto; and

B. The Optionor has agreed to grant an exclusive option to the Optionee to acquire a portion of the interest of the Optionor in and to the Property by performing work upon the Property as herein provided.

C. The Property has an area of influence of one mile radius from the present outer border of the ten (10) claims. Should Optionee locate claims within this area of influence, these claims will become part of the Property and will be governed by this agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by the Optionee to the Optionor and for other good and valuable consideration, the receipt and sufficiency whereof are by the Optionor hereby acknowledged, the parties agree as follows:

1. **DEFINITIONS**

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a) "**Affiliate**" means:

(i) any corporation which owns directly or through any other means more than 30% of the outstanding capital stock of a party,

(ii) any corporation of which a party owns directly or through any other means more than 30% of the outstanding capital stock, and

(iii) any corporation of which either of the corporations referred to in paragraphs (i) and (ii) owns directly or through any other means more than 30% of the outstanding capital stock.

(b) "**Agreement**" means this Agreement, including the Schedules attached hereto, as amended or supplemented from time to time.

(c) "**Commercial Production**" means the commercial exploitation of Mineral Products from the Property, or any part, as a mine, but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced:

(i) if a plant is located on the Property, on the first day following the first period of 45 consecutive days during which Mineral Products have been produced from the Property at an average rate not less than 80% of the initial design rated capacity of the Facilities, or

(ii) if no plant is located on the Property, on the first day of the month following the first period of 45 consecutive days during which Mineral Products have been shipped from the Property on a reasonably regular basis for the purpose of earning revenue.

(d) "**Facilities**" means all mines, plants and facilities including, without limitation, all pits, shafts, haulageways, and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time, in or on the Property and relating to the operation of the Property as a mine or outside the Property if for the exclusive benefit of the Property only.

(e) "**Feasibility Study**" means a comprehensive study and report prepared by an independent consultant containing all material information, prepared in accordance with engineering standards of the highest quality required to support a recommendation that one or more mineral deposits or suspected mineral deposits on or in the Property should be brought into Commercial Production and

thereafter operated on a commercial basis. Any such study and report shall include all requisite details respecting ore reserves, mine or pit design, mining plan, estimated mining rates and cut-off grades, results of all metallurgical analysis, the method of extracting and treating the ore, market analysis and proposed marketing arrangements, full environmental and social impact studies, all data including cost estimates of mine development and construction, erection of plant, service facilities, roads, dumps, tailings disposal, power, water and transport, all operating costs contemplated, capital cost of development and working capital requirements; the whole to be based upon work of sufficient scope to verify the existence of a commercial deposit on the Property without resort to any additional work. Such study and report shall include an estimated timetable for placing the Property into Commercial Production, disclosing, on critical path, work required to be done during the construction period and the number of weeks estimated to elapse from the date of production commitment to the date when construction will be completed and Commercial Production will commence and such other technical data pertaining to the Property as would reasonably be expected to be required in the normal course by a senior financial institution in determining whether to make a loan to a Participant for its share of the costs of bringing the Property or a part of it into Commercial Production.

(f) "**Financing**" means the sale of Shares by private placement or public offering;

(g) "**Interest**" means an undivided right, title and working interest in and to the Property, and does not include any royalty interest.

(h) "**Mineral Products**" means ores, metals (metals shall include bullion or concentrates) derived from operating the Property as a mine to which has been applied the least number of treatments or processes necessary to render the minerals into a substance or state for which there is a commercially significant market of arm's length sales or purchases between unrelated parties.

(i) "**Operator**" means the person designated as the Operator under Section 16.

(j) "**Participant**" means any party holding an Interest on or after the Participation Date.

(k) "**Property**" means the mineral claims described in Schedule "A", and all mining leases and other mining interests derived from any such claims, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted. Property also includes

any mineral interests that become part of the Property by operation of Section 26.1.

(l) "**Shares**" means common shares in the capital of the Optionee.

1.2 The headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion thereof.

1.3 The word "**including**", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.4 All accounting terms not otherwise defined herein have the meanings assigned to them, and all calculations to be made hereunder are to be made, in accordance with the United States of America generally accepted accounting principles applied on a consistent basis.

1.5 In this Agreement, except as otherwise specified, all references to currency mean American currency.

1.6 A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7 A reference to an entity includes any successor to that entity.

1.8 Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

1.9 A reference to "**approval**", "**authorization**" or "**consent**" means written approval, authorization or consent.

2. REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.1 The Optionor represents and warrants to the Optionee that:

(a) it is a corporation duly incorporated and validly existing under the laws of Colorado;

(b) the claims that comprise the Property and set forth in Schedule "A" are, to the best of its knowledge, information and belief, validly issued, are registered in the name of Manuel Montoya who has signed over the claims to the Optionor and are presently in good standing with respect to all required County and Bureau of Land Management payments, are clear of all liens and encumbrances and no persons other than the Optionor have any interest in the Property or production therefrom;

(c) to the best of its knowledge, all operations on the Property by the Optionor have been in compliance with all applicable mining, labour, environmental and taxation laws and there are no outstanding work orders or actions to be taken under Nevada legal requirements in respect of the Property;

(d) the Optionor has the full right and authority to enter into this Agreement and to perform its obligations under this Agreement and any other agreement or instrument to be executed and delivered by it hereunder; and

(e) each of this Agreement and any other agreement or instrument to be executed and delivered by the Optionor hereunder constitutes a legal, valid and binding obligation of the Optionor enforceable against it in accordance with its terms.

The Optionor acknowledges and confirms that the Optionee is relying on the foregoing representations and warranties in the entering into by it of this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.1 The Optionee represents and warrants to the Optionor that:

(a) it is a corporation duly incorporated and existing under the laws of the State of Wyoming;

(b) it has full right and authority to enter into and to perform its obligations under this Agreement and any agreement and instrument to be executed and delivered by it hereunder; and

(c) each of this Agreement and any other agreement or instrument to be executed and delivered by the Optionee hereunder constitutes a legal, valid and binding obligation of the Optionee enforceable against it in accordance with its terms.

The Optionee acknowledges and confirms that the Optionor is relying on the foregoing representations and warranties in the entering into by it of this Agreement.

4. GRANT OF OPTION

4.1 The Optionor hereby grants to the Optionee the sole and irrevocable right and option (the "**Option**") to earn a seventy-five percent (75%) Interest by:

(a) the Optionee paying to the Optionor the sum of ten thousand dollars ($10,000) of company common stock to be issued after the Effective Date and take over and pay the annual advance royalty due Manuel Montoya.

(b) the Optionee incurring an aggregate of four hundred thousand dollars ($400,000) in Work Expenditures, as follows:

(i) ten thousand dollars ($10,000) on or before the day which is one (1) year after the Effective Date;

(ii) an additional twenty thousand dollars ($20,000) on or before the day which is two (2) years after the Effective Date;

(iii) an additional one hundred seventy thousand dollars ($170,000) on or before the day which is three (3) years after the Effective Date; and

(iv) an additional two hundred thousand dollars ($200,000) on or before the day which is four (4) years after the Effective Date,

(c) the Optionee paying to the Optionor an additional forty thousand dollars ($40,000), as follows:

(i) ten thousand dollars ($10,000) on or before the day which is one (1) year after the Effective Date;

(ii) an additional ten thousand dollars ($10,000) on or before the day which is two (2) years after the Effective Date;

(iii) an additional ten thousand dollars ($10,000) on or before the day which is three (3) years after the Effective Date; and

(iv) an additional ten thousand dollars ($10,000) on or before the day which is four (4) years after the Effective Date;

(d) Optionee will submit annual reports to Optionor on technical work performed and expenses incurred.

Any excess in Work Expenditures incurred in any period in subparagraph 4.1(b) may be carried forward against Work Expenditures due to be incurred in the next period.

5. <u>TERMINATION OF OPTION</u>

5.1 If the Optionee fails to comply in full with any of the provisions of Section 4, the Optionor may give notice of default to the Optionee. If the Optionee does not cure such default within thirty (30) days of receipt of such notice, then the Optionor may terminate the Option.

5.2 Upon termination of the Option, the Optionee will:

(a) leave the Property in good standing as at the effective date of termination, free and clear of all liens, charges, and encumbrances arising from operations by or on behalf of the Optionee, in a safe and orderly condition and in a condition which is in compliance with all applicable laws including, without limitation, with respect to

reclamation and rehabilitation and including the clean-up and removal of any hazardous waste from the Property;

(b) deliver to the Optionor, within sixty (60) days of termination:

(i) a full report on all work carried out by or on behalf of the Optionee on the Property and all results relating thereto and any interpretations, models, or assessments in respect thereof;

(ii) copies of all reports, studies, and assessments prepared by or on behalf of the Optionee with respect to work on or for the benefit of the Property not already provided to the Optionor; and

(iii) copies of all drill logs, assay results, maps, field notes, sections, and other technical factual or interpretive data generated or compiled by or on behalf of the Optionee with respect to the Property and work thereon hereunder.

(c) the Optionee will make available for pick up by the Optionor, at the place of storage, all available samples, drill chips, core and cuttings, sample rejects and pulps, and any other physical material removed by or for the Optionee from the Property;

(d) during this agreement make all payments required by the County and the Bureau of Land Management with respect to the Property. And provide copies of BLM and County documents concerning the annual assessment fees to Optionor;

(e) unless otherwise specified by the Optionor, remove from the Property, within three (3) months of the effective date of termination, all machinery, equipment, supplies and facilities erected, installed, or brought upon the Property by or at the instance of the Optionee, for which purpose the Optionee and its agents will have full rights to enter on the Property, subject to compliance with applicable law; and

6. EXERCISE OF OPTION AND THE OPTIONEE'S ELECTION

6.1 Upon the Optionee having complied in full with the provisions of subsection 4.1, the Option will have been exercised and the Optionee will have earned a seventy-five percent (75%) Interest, after which costs and profits, if any, will be shared by Optionor and Optionee proportionate to their percent ownership.

7. DEFINITION OF WORK EXPENDITURES

7.1 For the purposes of this Agreement, the phrase "**Work Expenditures**" means all costs, expenses, obligations and liabilities of whatever kind or nature spent or incurred after the Effective Date by the Optionee or, after the Participation date by the Optionee and the Optionor (provided that if the party incurring such costs, expenses, obligations or liabilities is not the Operator, such costs, expenses, obligations or liabilities have been discussed with and authorized

by the Operator) in connection with the maintenance (physical and title), exploration and development of the Property (which is intended to include, amongst other things, applicable fees, taxes and duties, consulting fees, wages, salaries, travelling expenses and benefits of persons directly engaged in work which can be specifically allocated to the Property and reasonable insurance costs), in carrying out any activities directed primarily towards ascertaining the existence, location, quality, quantity or commercial value of deposits of minerals in, upon or under the Property, in preparing feasibility studies, in preparing for, and completing, the extraction, processing, treatment, sale and marketing of any minerals and obtaining licences or permits in respect thereof, in connection with reclamation, rehabilitation and environmental protection of the Property.

8. CONFIRMATION OF WORK EXPENDITURES, PAYMENT AND SHARES ISSUED

8.1 On or before thirty (30) days after the relevant dates in subparagraph 4.1 the Optionee will deliver to the Optionor a certificate of a senior officer of the Optionee certifying the following:

(a) the amount of Work Expenditures incurred by the Optionee to the relevant date, together with a reasonably detailed list of such Work Expenditures;

(b) the amount of money paid by the Optionee to the Optionor as at the relevant date,

which certificate will constitute prima facie evidence that such amount of Work Expenditures has been incurred, such number of Shares has been allotted and issued and such amount of money has been paid, by the Optionee unless disputed by the Optionor within thirty (30) days of receipt thereof (in which case the matter will be dealt with as provided in Section 26 herein).

9. OPTIONS ARE OPTIONS ONLY, TERMINATION FOR NON-PERFORMANCE

9.1 The Optionee's :

(a) incurring of Work Expenditures under subparagraph 4.1, and payment of money all in respect of the Option ("**Option Requirements**");

the Optionee is not obligated to complete the Option Requirements. However, if the Optionee fails to complete any of the Option Requirements within the time limits specified herein, then the Optionor may terminate the Option and the Optionee will thereupon have no further right to earn any Interest therein.

10. ACCELERATION

(a) The Optionee may elect to accelerate the date on which Option may be exercised by the Optionee by performing more work than required by agreement.

11. OBLIGATIONS OF THE OPTIONEE DURING OPTIONS

11.1 During the currency of the Option:

(a) the Optionee and its agents will have full rights to enter on and to do all work on the Property as the Optionee determines to be appropriate, subject to compliance with applicable law;

(b) the Optionor and its agents will have the right, on reasonable notice to the Optionee and at the expense and risk of the Optionor, of access to and the right to inspect the Property and the data obtained therefrom, and to copy all data derived from work thereon, provided that such rights may only be exercised in a manner which does not unduly interfere with the activities of the Optionee on the Property and that the Optionor will indemnify the Optionee from and against all liabilities which may be incurred in connection with the exercise of such right of access;

(c) the Optionee will make all County and Bureau of Land Management payments and take all necessary actions as required to maintain the Property in good standing, and in that regard will be solely responsible for making any necessary payments for the mining rights and any value-added or other taxes associated with the Property and will otherwise take all steps necessary to keep the Property free and clear of all liens, charges and encumbrances arising by, through or under the Optionee or as a result of any of activities by or on behalf of the Optionee hereunder;

(d) the Optionee will prepare and deliver to the Optionor written quarterly progress reports of the work completed in the last calendar quarter and presently in progress and results obtained, comprehensive annual reports on or before March 1st of each year covering the activities hereunder and results obtained during the calendar year ending on December 31st immediately preceding, accompanied by copies of all data, reports and other information on or with respect to the Property not already provided to the Optionor and, during periods of active field work, timely current reports and information on any material results obtained, accompanied by copies of all relevant data, reports and other information concerning such results, including those necessary to permit each of the Optionor and the Optionee to meet its continuous disclosure obligations under applicable securities laws;

(e) the Optionee will pay, when due and payable, all wages or salaries for services rendered in connection with the Property and all accounts for materials supplied on or in respect of any work or operations performed in connection therewith;